Exhibit 3.5

MAPLEBEAR INC.

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

WHEREAS, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and pursuant to the authority under the Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), the Board of Directors (the “Board”) of Maplebear Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”) is authorized to issue from time to time shares of the Corporation’s Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), in one or more series; and

WHEREAS, the Board has adopted a resolution establishing a series of Preferred Stock designated as the “Series A Convertible Preferred Stock” and approving the terms thereof as set forth in this Certificate of Designation for such Preferred Stock (this “Certificate of Designation”).

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly vested in the Board and in accordance with the provisions of the Certificate of Incorporation and the DGCL, the designation and amount of the Series A Convertible Preferred Stock, and the voting powers, designations, preferences, limitations, restrictions, and relative rights of the shares of Series A Convertible Preferred Stock, as well as the qualifications, limitations or restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are as set forth in this Certificate of Designation.

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

“10-Day VWAP” per share of Common Stock, measured as of any date of determination, shall mean the arithmetic average of the VWAP per share of Common Stock for each of the ten consecutive Trading Days ending on, and including, the Trading Day immediately preceding such date of determination.

“30-Day VWAP” per share of Common Stock, measured as of any date of determination, shall mean the arithmetic average of the VWAP per share of Common Stock for each of the 30 consecutive Trading Days ending on, and including, the Trading Day immediately preceding such date of determination.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 144 under the Securities Act; provided, however, the Corporation and its subsidiaries shall not be deemed to be Affiliates of any Holder or any of its Affiliates.

“Automatic Conversion” shall have the meaning set forth in Section 6(b)(i).

“Automatic Conversion Date” shall mean the date that a properly completed Automatic Conversion Notice is validly delivered to the Holders by the Corporation pursuant to Section 6(b)(ii), following the Automatic Conversion Event.

“Automatic Conversion Event” shall have the meaning set forth in Section 6(b)(iii).

“Automatic Conversion Notice” shall have the meaning set forth in Section 6(b)(ii).

1.

“Board” shall have the meaning set forth in the first WHEREAS clause.

“Business Day” shall mean any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” shall have the meaning set forth in the second WHEREAS clause.

“Certificate of Incorporation” shall have the meaning set forth in the first WHEREAS clause.

“Change of Control” shall mean: (i) a sale or transfer, directly or indirectly, of all or substantially all of the assets of the Corporation in any transaction or series of related transactions (other than sales in the ordinary course of business); (ii) any merger, consolidation or reorganization of the Corporation with or into any other entity or entities as a result of which the holders of the Corporation’s outstanding capital stock (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization no longer represent at least a majority of the voting power of the surviving or resulting corporation or other entity; or (iii) any sale or series of sales, directly or indirectly, beneficially or of record, of shares of the Corporation’s capital stock by the holders thereof which results in any Person or group of Affiliated Persons owning capital stock holding more than 50% of the voting power of the Corporation.

“Change of Control Notice” shall have the meaning set forth in Section 8(d)(ii).

“Change of Control Redemption” shall have the meaning set forth in Section 8(d)(i).

“Change of Control Redemption Date” shall have the meaning set forth in Section 8(d)(ii).

“Change of Control Redemption Price” shall have the meaning set forth in Section 8(d)(i).

“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Conversion” shall mean any Automatic Conversion or Optional Conversion, as applicable.

“Conversion Date” shall mean any Automatic Conversion Date or Optional Conversion Date, as applicable.

“Conversion Notice” shall mean any Automatic Conversion Notice or Optional Conversion Notice, as applicable.

“Conversion Price” shall mean the Stated Value.

“Conversion Ratio” for each share of Series A Preferred Stock with respect to any Conversion pursuant to Section 6, shall mean the quotient of (i) the Stated Value of such share divided by (ii) the Conversion Price, as adjusted in accordance with the terms and conditions of Section 7.

“Conversion Shortfall” shall mean, with respect to each share of Series A Preferred Stock, the absolute dollar value by which the product of the Conversion Ratio and the 10-Day VWAP for the applicable Conversion as provided in Section 8 is less than the sum of the Stated Value for such share plus the Minimum Return Amount as of the applicable Conversion Date.

2.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities, in each case directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation” shall have the meaning set forth in the first WHEREAS clause.

“Corporation Optional Redemption” shall have the meaning set forth in Section 8(a).

“Corporation Optional Redemption Notice” shall have the meaning set forth in Section 8(a).

“Corporation Optional Redemption Right” shall have the meaning set forth in Section 8(a).

“DGCL” has the meaning set forth in the first WHEREAS clause hereof.

“Dividend Cap” means, for any fiscal year, 5.0% of the 30-Day VWAP as of the first Trading Day of such fiscal year, as adjusted for customary stock splits or stock dividends during such fiscal year.

“EDGAR” shall mean the Commission’s Electronic Data Gathering, Analysis, and Retrieval system.

“Ex-Date” means the first date after the declaration of a dividend or distribution on which the shares of Common Stock trade on the applicable securities exchange or in the applicable market, regular way, without the right to receive the dividend or distribution in question, from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Holder” shall mean any holder of Series A Preferred Stock.

“Holder Optional Redemption” shall have the meaning set forth in Section 8(b).

“Holder Optional Redemption Notice” shall have the meaning set forth in Section 8(b).

“Holder Optional Redemption Right” shall have the meaning set forth in Section 8(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Investor” shall mean the initial purchaser of the Series A Preferred Stock, together with its Affiliate Permitted Transferees.

“Issuance Date” shall mean September [___], 2023.

“Junior Stock” shall have the meaning set forth in Section 5(a).

“Last Reported Sale Price” means the closing sale price per share of Common Stock on any Trading Day (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the midpoint of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Corporation in good faith.

“Liquidation Event” shall have the meaning set forth in Section 5(b).

3.

“Liquidation Preference” shall have the meaning set forth in Section 5(b).

“Majority Holders” shall have the meaning set forth in Section 4(b).

“Minimum Return Amount” means, for a share of Series A Preferred Stock, a dollar value equal to the Minimum Return Rate applied to the Stated Value of such share, accruing daily (computed on the basis of a 360-day year, consisting of twelve 30 calendar day periods) and compounded annually on each anniversary of the Issuance Date through the date of determination. For illustration purposes only, the Minimum Return Amount on the Third Anniversary Date would be $27,584,375 in the aggregate.

“Minimum Return Rate” means, for a share of Series A Preferred Stock, 5.00% per annum.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Optional Conversion” shall have the meaning set forth in Section 6(a)(i).

“Optional Conversion Condition” shall have the meaning set forth in Section 6(a)(i).

“Optional Conversion Date” shall mean the date that a properly completed Optional Conversion Notice is validly delivered to the Corporation by the Majority Holders pursuant to Section 6(a)(ii), following the satisfaction of the Optional Conversion Condition.

“Optional Conversion Notice” shall have the meaning set forth in Section 6(a)(ii).

“Parity Stock” shall have the meaning set forth in Section 5(a).

“Permitted Transfer” means any one of the following: (i) any Transfer of Series A Preferred Stock to the Corporation; (ii) any Transfer of Series A Preferred Stock to a domestic, majority-controlled Affiliates of Investor (an “Affiliate Permitted Transferee”); (iii) any Transfer of Series A Preferred Stock following the Corporation’s failure to redeem shares of Series A Preferred Stock within six months following the valid delivery of a properly completed Redemption Notice to the Corporation pursuant to Section 8; or (iv) any Transfer of Series A Preferred Stock following the prior approval of the Board or any authorized officer of the Corporation, which approval may be granted or withheld in the sole discretion of the Board or any such authorized officer.

“Person” shall mean any individual, partnership, corporation, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Preferred Stock” shall have the meaning set forth in the first WHEREAS clause.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of shares of Common Stock have the right to receive any cash, securities or other property or in which the shares of Common Stock are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or a committee thereof, or by statute, contract, this Certificate of Designation or otherwise).

“Redemption” shall mean any Change of Control Redemption, Corporation Optional Redemption or Holder Optional Redemption.

“Redemption Date” shall have the meaning set forth in Section 8(c)(i).

“Redemption Deadline” shall have the meaning set forth in Section 8(c)(i).

4.

“Redemption Notice” shall have the meaning set forth in Section 8(c)(ii).

“Redemption Price” shall mean, with respect to any Redemption, a price per share of Series A Preferred Stock equal to the sum of the Stated Value plus the Minimum Return Amount of such share as of the date the Redemption Price is actually paid in such Redemption.

“Required Approval” shall have the meaning set forth in Section 6(c)(iv).

“Reorganization Event” shall have the meaning set forth in Section 7(b)(iii).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, effective as of August 23, 2023, by and between the Corporation and Investor.

“Senior Stock” shall have the meaning set forth in Section 5(a).

“Series A Parity Stock” shall mean Parity Stock with substantially the same or less favorable rights and terms as the Series A Preferred Stock; provided that the Conversion Price, anniversary dates, Stated Value and Issuance Dates may be adjusted to reflect the circumstances of the issuance.

“Series A Preferred Stock” shall have the meaning set forth in Section 2(a).

“Seventh Anniversary Date” shall mean September [___], 2030.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Stated Value” shall mean $[___].00 per share of Series A Preferred Stock.

“Tenth Anniversary Date” shall mean September [___], 2033.

“Third Anniversary Date” shall mean September [___], 2026.

“Thirteenth Anniversary Date” shall mean September [___], 2036.

“Trading Day” shall mean a day on which the Common Stock is traded for any period on the principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

“Transfer” shall have the meaning set forth in Section 9(a).

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading VWAP with Bloomberg Definition calculation method (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm selected by the Corporation in good faith).

Section 2. DESIGNATION, AMOUNT AND PAR VALUE; ASSIGNMENT

(a) The series of the Corporation’s Preferred Stock designated by this Certificate of Designation shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be [___] ([___]). Each share of Series A Preferred Stock shall have a par value of $0.0001 per share. The Series A Preferred Stock shall be issued in uncertificated book-entry form, and references herein to “certificates” shall refer to the book-entry notation relating to such shares.

5.

(b) The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose, in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. [RESERVED].

Section 4. VOTING RIGHTS

(a) Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Preferred Stock shall have no voting rights.

(b) As long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock (“Majority Holders”):

(i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or the bylaws of the Corporation, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to or other alteration of the Certificate of Incorporation (including, without limitation, by way of filing a certificate of amendment or certificate of correction or by way of filing a certificate of designation with respect to any class or series of the Corporation’s capital stock, or any amendment or correction to such certificate of designation) or by merger, consolidation or otherwise; provided that the foregoing shall not prevent the Corporation from authorizing, creating or issuing shares of new Preferred Stock consisting solely of Series A Parity Stock;

(ii) increase or decrease (other than by conversion) the number of authorized shares of Series A Preferred Stock;

(iii) authorize, create, issue or reclassify securities (or securities that are convertible into or exercisable for such securities) that would be Parity Stock or Senior Stock, other than for the purpose of authorizing, creating or issuing shares of new Preferred Stock consisting solely of Series A Parity Stock;

(iv) declare, pay or set aside any dividends or distributions (other than dividends or distributions payable in shares of Common Stock) on shares of any other class or series of capital stock of the Company, other than dividends or distributions which, in the aggregate for a given fiscal year per share of capital stock, do not exceed the Dividend Cap in such fiscal year (provided that the Majority Holders’ consent with respect to this clause (iv) shall not be unreasonably withheld); or

(v) enter into any agreement with respect to any of the foregoing.

(c) Without the consent of any Holders, the Corporation, acting in good faith, may amend, alter, supplement or repeal any terms of the Series A Preferred Stock by amending or supplementing the Certificate of Incorporation, the bylaws of the Corporation, this Certificate of Designation or any certificate representing shares of the Series A Preferred Stock:

6.

(i) to cure any ambiguity, omission, inconsistency or mistake in any such instrument that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any Holder;

(ii) to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation and that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any Holder; or

(iii) to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any Holder.

(d) As long as any share of Series A Preferred Stock remains issued and outstanding, any action required or permitted to be taken by the Holders of shares of Series A Preferred Stock may be effected without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Majority Holders and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of holders of any other class or series of capital stock of the Corporation are recorded.

Section 5. RANK; LIQUIDATION

(a) The Series A Preferred Stock shall, (i) with respect to rights upon a Liquidation Event, rank senior to all of the Common Stock; and (ii) with respect to dividend rights and upon a Liquidation Event, rank (A) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Preferred Stock (any such junior class, together with the Common Stock, “Junior Stock”); (B) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock (the “Parity Stock”); and (C) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series A Preferred Stock (“Senior Stock”).

(b) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (but excluding any Change of Control) (each, a “Liquidation Event”), after satisfaction of all liabilities and obligations to creditors of the Corporation, subject to the rights of any class or series of Senior Stock and before any distribution or payment shall be made to any holder of any Junior Stock, and subject to Section 5(d), each Holder shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series A Preferred Stock equal to the greater of (i) the Stated Value of such share of Series A Preferred Stock plus the Minimum Return Amount for such share of Series A Preferred Stock as of the date of the liquidating payment; and (ii) the amount of cash and/or other assets (including securities) that such Holder would have received had each share of Series A Preferred Stock held by such Holder, as of immediately prior to such Liquidation Event, converted into a number of shares of Common Stock equal to the then-applicable Conversion Ratio (such greater amount, the “Liquidation Preference”).

(c) No Holder shall (i) be entitled to any payment in respect of its shares of Series A Preferred Stock in the event of any Liquidation Event other than payment of the Liquidation Preference expressly provided for in Section 5(b), or (ii) have any further right or claim to any of the Corporation’s remaining assets, including any right or claim to participate in the receipt of any payment on Junior Stock in connection therewith (except as provided in Section 5(b)(ii)).

7.

(d) If, in connection with any liquidating distribution pursuant to Section 5(b), the assets of the Corporation or proceeds thereof are not sufficient to pay in full the applicable Liquidation Preference payable on the shares of Series A Preferred Stock and the corresponding liquidating distributions payable on the shares of Parity Stock, if any, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective aggregate liquidating distributions that would be payable on all such shares if all amounts payable thereon were paid in full.

Section 6. CONVERSION

(a) Optional Conversion.

(i) On the Third Anniversary Date, if the 10-Day VWAP immediately prior to such date exceeds the Conversion Price of such share as of such date (the “Optional Conversion Condition”), then the Majority Holders shall have the right to convert each share of Series A Preferred Stock into shares of Common Stock (an “Optional Conversion”), and the Holder Optional Redemption Right shall terminate. In the case of an Optional Conversion, each share of Series A Preferred Stock then outstanding shall be converted into the number of shares of Common Stock equal to (A) the Conversion Ratio of such share in effect as of the Third Anniversary Date plus (B), if there is a Conversion Shortfall, such additional number of shares of Common Stock that, when multiplied by the 10-Day VWAP immediately prior to the Third Anniversary Date, equals the Conversion Shortfall.

(ii) To elect an Optional Conversion, the Majority Holders shall promptly, and in any event within 10 Business Days following the Third Anniversary Date, provide notice of such Optional Conversion to the Corporation (such notice, an “Optional Conversion Notice”). The Optional Conversion Notice shall state a description in reasonable detail of the satisfaction of the Optional Conversion Condition, with such supporting information as the Corporation may reasonably request. Promptly following the receipt of the Optional Conversion Notice, the Corporation shall deliver a notice to the Holders that shall state: (A) the applicable Conversion Price and Conversion Ratio (and, if applicable, the Conversion Shortfall) as in effect on the Optional Conversion Date; and (B) the number of shares of Common Stock to be issued (and the amount of cash, if any, to be paid in lieu of any fractional share) to such Holder upon conversion of the shares of Series A Preferred Stock held by such Holder, calculated in accordance with the Conversion Price and Conversion Ratio referred to in the immediately preceding clause (A).

(b) Automatic Conversion.

(i) Each share of Series A Preferred Stock shall automatically convert (an “Automatic Conversion”) into shares of Common Stock upon the occurrence of an Automatic Conversion Event and the Holder Optional Redemption Right shall terminate. In the case of an Automatic Conversion, each share of Series A Preferred Stock then outstanding shall be converted into the number of shares of Common Stock equal to (A) the Conversion Ratio of such share in effect as of the Automatic Conversion Event plus (B) if there is a Conversion Shortfall, such additional number of shares of Common Stock that, when multiplied by the 10-Day VWAP immediately prior to the Automatic Conversion Event, equals the Conversion Shortfall.

(ii) If an Automatic Conversion Event occurs, the Corporation shall promptly, and in any event within 10 Business Days following such Automatic Conversion Event, provide notice of such Automatic Conversion to each Holder (such notice, a “Automatic Conversion Notice”). The Automatic Conversion Notice shall state: (A) a description in reasonable detail of the Automatic Conversion Event, with such supporting information as the Holder may reasonably request; (B) the applicable Conversion Price and Conversion Ratio (and, if applicable, the Conversion Shortfall) as in effect on the Automatic Conversion Date; and (C) the number of shares of Common Stock to be issued (and the amount of cash, if any, to be paid in lieu of any fractional share) to such Holder upon conversion of the shares of Series A Preferred Stock held by such Holder, calculated in accordance with the Conversion Price and Conversion Ratio referred to in the immediately preceding clause (B).

8.

(iii) An “Automatic Conversion Event” with respect to any share of Series A Preferred Stock shall mean any date from and after the Seventh Anniversary Date on which the 10-Day VWAP immediately prior to such date exceeds the Conversion Price of such share as of such date.

(c) Mechanics of Conversion.

(i) Record Holder; Delivery. The Holder entitled to receive shares of Common Stock issuable upon a Conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such Common Stock as of the Close of Business on the applicable Conversion Date. As promptly as practicable on or after the applicable Conversion Date (and in no event later than five Trading Days thereafter) (the “Share Delivery Date”), the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash, if any, in lieu of fractional shares in accordance with Section 6(c)(iii)). Such shares of Common Stock shall be issued in uncertificated form. Any such uncertificated shares of Common Stock shall be (i) registered in the name and delivered to the Depository Trust Company or other applicable account directed by the applicable Holder or (ii) if such shares of Common Stock shall be subject to any transfer restriction under the Securities Act, as the Corporation may determine in its discretion upon advice of counsel, registered in the name of the applicable Holder on the Corporation’s share register maintained by the transfer agent for the Common Stock. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock.

(ii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iii) Fractional Shares. Notwithstanding anything herein to the contrary, the Corporation shall not issue any fractional share of Common Stock upon conversion, as applicable, of any share of Series A Preferred Stock. In lieu of any fractional share otherwise issuable, Holders of shares of Series A Preferred Stock will be entitled to receive, at the Corporation’s election, (A) an amount in cash equal to the product of (i) such fraction of a share of Common Stock, multiplied by (ii) the 10-Day VWAP, measured as of the applicable Conversion Date, or (B) an additional whole share of Common Stock. The calculation of fractional shares shall be based on the total amount of shares of Common Stock issuable upon a Conversion. The Corporation shall pay any cash in lieu of fractional shares to the applicable Holder on the applicable Share Delivery Date.

(iv) Regulatory Approvals. Notwithstanding anything herein to the contrary, if any Conversion would require any consent, waiver, authorization or order of, or any notice provided to or filing or registration made with, any governmental entity or the shareholders of the Corporation (a “Required Approval”), including pursuant to the HSR Act, the Corporation and the Majority Holders shall use reasonable best efforts to obtain such Required Approval as promptly as practical, and such Conversion shall not be effected until such Required Approval is obtained. If the Corporation and the Majority Holders determine in good faith that such Required Approval is not reasonably likely to be obtained, the Corporation shall take all action necessary to effect such conversion into Common Stock that is non-voting (but otherwise having identical rights as the existing Common Stock) or such other equity security of the Corporation reasonably acceptable to the Corporation and the Majority Holders. For avoidance of doubt, the Holders shall retain all rights in respect of their Series A Preferred Stock until such Required Approval is obtained.

9.

(v) Cooperation. The Corporation shall cooperate in good faith with the applicable Holder to facilitate the prompt preparation and delivery of book-entry entitlements representing the shares of Common Stock issuable upon any Conversion. If requested by a Holder in connection with any Conversion, the Corporation shall use its commercially reasonable efforts to (A) cause the removal of any restrictive legends from shares of Common Stock issuable upon any Conversion, (B) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent for the Common Stock in connection with the instruction under subclause (A) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, and (C) issue shares of Common Stock without any such legend in book-entry form or by electronic delivery through the facilities of The Depository Trust Company, in each case, upon the receipt of customary representations and other documentation, of any, from the requesting Holder as may be reasonably requested by the Corporation, its counsel or the transfer agent, establishing that restrictive legends are no longer required.

(d) Transfer Restriction. With respect to any Conversion of Series A Preferred Stock held by Investor, in addition to any transfer restrictions which may otherwise apply to such shares of Common Stock, Investor shall not transfer or otherwise dispose of the shares of Common Stock received by Investor in such Conversion for a period of 35 calendar days after the receipt of the Common Stock in the Conversion.

Section 7. CERTAIN ADJUSTMENTS

(a) Stock Dividends and Stock Splits.

(i) If the Corporation at any time after the Issuance Date: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Preferred Stock) with respect to the then-outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be divided by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the Record Date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(ii) Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(b) Reorganization Events. In the event of:

(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Corporation, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

10.

(iii) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities; (each of which is referred to as a “Reorganization Event”);

then each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, subject to Section 8(d), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had each of the shares of Series A Preferred Stock held by such Holder been converted into a number of shares of Common Stock equal to the Conversion Ratio in effect immediately prior the Reorganization Event. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person, then for the purpose of this Section 7(b), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock. Notwithstanding anything herein to the contrary, in the event of a Reorganization Event that constitutes a Change of Control, the provisions of Section 8(d) shall control.

(c) Cash Dividends.

(i) If the Corporation at any time after the Issuance Date pays a cash dividend or otherwise makes a distribution or distributions payable in cash with respect to the then-outstanding shares of Common Stock and any outstanding share of Preferred Stock did not otherwise receive the economic benefit thereof, then the Conversion Ratio for such share shall be adjusted based on the following formula:

where,

CR0 = the Conversion Ratio in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1 = the Conversion Ratio in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0 = the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C = the amount in cash per share that the Company pays in the dividend or distribution with respect to the then-outstanding shares of Common Stock.

(ii) Any adjustment made pursuant to this Section 7(c) shall become effective immediately after the Record Date for the determination of shareholders entitled to receive such dividend or distribution. All calculations under this Section 7(c) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. If such cash dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board or a committee thereof determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

11.

Section 8. REDEMPTION

(a) Corporation Optional Redemption. At any time from and after the Seventh Anniversary Date, if the 10-Day VWAP does not exceed the Conversion Price on the date immediately prior to the date the Corporation delivers a Corporation Optional Redemption Notice to the Holders, the Corporation shall have the right (the “Corporation Optional Redemption Right” and, such redemption, a “Corporation Optional Redemption”) upon written notice to the Holders (such written notice, the “Corporation Optional Redemption Notice”) to redeem all (and not less than all) of the then-outstanding shares of Series A Preferred Stock, at the aggregate Redemption Price of such shares in the manner set forth in Section 8(c).

(b) Holder Optional Redemption. On each of the Third Anniversary Date (only if the 10-Day VWAP immediately prior to such date does not exceed the Conversion Price), the Seventh Anniversary Date, the Tenth Anniversary Date and the Thirteenth Anniversary Date, the Majority Holders shall have the right, but not the obligation (the “Holder Optional Redemption Right” and, such redemption, a “Holder Optional Redemption”), upon no less than six months prior written notice to the Corporation (or, in the case of a Holder Optional Redemption on the Third Anniversary Date, upon no more than three Trading Days following the Third Anniversary Date) (such written notice, the “Holder Optional Redemption Notice”), to require the Corporation to redeem all (and not less than all) of the then-outstanding shares of Series A Preferred Stock, at the aggregate Redemption Price of such shares in the manner set forth in Section 8(c).

(c) Mechanics of Redemption.

(i) In the event of a Corporation Optional Redemption, the Corporation shall effect such redemption by paying the entire Redemption Price on or before the date that is 30 days after the valid delivery of a properly completed Corporation Optional Redemption Notice and by redeeming all of the shares of Series A Preferred Stock on such date. In the event of a Holder Optional Redemption, the Redemption Price shall be payable, and the shares of Series A Preferred Stock redeemed by the Corporation in full by paying the entire Redemption Price on or before the date that is 60 days after the applicable anniversary date for the Holder Optional Redemption (or, in the case of the Third Anniversary Date, after the valid delivery of a properly completed Holder Optional Redemption Notice) (each such deadline, a “Redemption Deadline”). The date any portion of the Redemption Price is to be paid pursuant hereto shall be referred to as a “Redemption Date”. If, on any Redemption Date, Delaware law governing distributions to stockholders or the terms of any indebtedness of the Corporation to banks and other financial institutions engaged in the business of lending money prevent the Corporation from redeeming all share of Series A Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law or applicable contractual terms.

(ii) Following receipt of a properly completed Holder Optional Redemption Notice or delivery of a properly completed Corporation Optional Redemption Notice, the Corporation shall send written notice (the “Redemption Notice”) to each holder of record of Series A Preferred Stock not less than 15 days prior to each Redemption Date. Each Redemption Notice shall state:

A. The number of shares of Series A Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

B. the proposed Redemption Date and the applicable Redemption Price; and

C. the procedures that Holders must follow in order for their shares of Series A Preferred Stock to be redeemed.

12.

(iii) On or before the applicable Redemption Date, the Corporation shall deliver to each Holder, by wire transfer of immediately available funds to an account or accounts specified in writing by such Holder, the aggregate Redemption Price for the shares being redeemed on such Redemption Date, subject to such Holder having complied with the procedures for surrender specified in the Redemption Notice. In the event that less than all of the shares of Series A Preferred Stock represented by a book entry are redeemed, a new book entry representing the unredeemed shares of Series A Preferred Stock shall be promptly issued to such Holder.

(iv) If any shares of Series A Preferred Stock scheduled for a redemption pursuant to Section 8(a) or 8(b) are not redeemed for any reason on the applicable Redemption Deadline, (x) from such Redemption Deadline until the 15-month anniversary of such Redemption Deadline, the Minimum Return Rate with respect to such unredeemed share of Series A Preferred Stock shall automatically increase to 7%, (y) from such 15-month anniversary of such Redemption Deadline until the 30th-month anniversary of such Redemption Deadline, the Minimum Return Rate with respect to such unredeemed share of Series A Preferred Stock shall automatically increase to 9% and (z) from and after such 30th-month anniversary of such Redemption Deadline, the Minimum Return Rate with respect to any such unredeemed share of Series A Preferred Stock shall automatically increase to 11%, in each case until such share is duly redeemed.

(d) Change of Control Redemption.

(i) In the event of a transaction resulting in a Change of Control, the Corporation (or its successor) shall redeem (a “Change of Control Redemption”) all (and not less than all) of the then-issued and outstanding shares of Series A Preferred Stock. Upon such redemption, the Corporation will pay or deliver, as applicable, to each Holder in respect of each share of Series A Preferred Stock held by such Holder, an amount equal to the greater of (A) cash in an amount equal to the Redemption Price and (B) the amount of cash and/or other assets (including securities) such Holder would have received had each share of Series A Preferred Stock held by such Holder, immediately prior to the effective date of such transaction resulting in a Change of Control, converted into a number of shares of Common Stock equal to the then-applicable Conversion Ratio (for which the 10-Day VWAP in such calculation shall equal the purchase price or transaction consideration per share of Common Stock in the Change of Control) and participated in such transaction resulting in such Change of Control as a holder of shares of Common Stock (such greater amount, the “Change of Control Redemption Price”). No later than the consummation of any transaction resulting in a Change of Control, the Corporation (or its successor) shall deliver or cause to be delivered to each Holder the aggregate Change of Control Redemption Price with respect to such Holder’s shares of Series A Preferred Stock.

(ii) On or prior to the 10th Business Day prior to the date on which the Corporation anticipates consummating a transaction which would result in a Change of Control (or, if later, promptly after the Corporation shall have discovered that a transaction resulting in a Change of Control has occurred), the Corporation shall send written notice (a “Change of Control Notice”) to the Holders of record of shares of Series A Preferred Stock, which such Change of Control Notice shall include (A) the date on which the transaction that would result in a Change of Control is anticipated to be effected (or, to the extent applicable, the date on which a Schedule TO or other similar schedule, form or report disclosing the occurrence of a Change of Control was filed), (B) a description of the material terms and conditions of such transaction (which may be satisfied by reference to a filing made by the Corporation with the Commission and publicly available on EDGAR containing such a description of the material terms and conditions of such transaction), (C) a statement that all shares of Series A Preferred Stock shall be redeemed by the Corporation (or its successor), pursuant to Section 8(d)(i), on a date specified in such Change of Control Notice (the “Change of Control Redemption Date”), which such date must be a Business Day of the Corporation’s choosing that is no later than the date of the consummation of the transaction resulting in such Change of Control, (D) the Change of Control Redemption Price with respect to each share of Series A Preferred Stock, and (E) the procedures that Holders of shares of Series A Preferred Stock must follow in order for their shares of Series A Preferred Stock to be redeemed.

13.

The Holder of shares of Series A Preferred Stock subject to any Change of Control Redemption entitled to receive any securities or other assets payable upon such redemption shall be treated for all purposes as the record holder of such securities or assets as of the Close of Business on the Change of Control Redemption Date; provided, however, that such Holder may identify one or more other Persons to receive such securities or assets in connection with any such redemption in a written notice sent to the Corporation no later than three Business Days prior to the Change of Control Redemption Date.

(iii) If, in connection with a transaction resulting in a Change of Control, the Corporation or its successor shall not have sufficient funds legally available under the Delaware law governing distributions to stockholders to redeem all outstanding shares of Series A Preferred Stock, then the Corporation shall (A) redeem, pro rata among the Holders, a number of shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock that can be redeemed with the maximum amount legally available for the redemption of such shares of Series A Preferred Stock under the Delaware law governing distributions to stockholders, and (B) redeem all remaining shares of Series A Preferred Stock not redeemed because of the foregoing limitations at the applicable Change of Control Redemption Price as soon as practicable after the Corporation (or its successor) is able to make such redemption out of assets legally available for the purchase of such share of Series A Preferred Stock. The inability of the Corporation (or its successor) to make a redemption payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required redemption when, as and if permitted by applicable law.

(iv) If any shares of Series A Preferred Stock scheduled for redemption on a Redemption Date are not redeemed for any reason on the Change of Control Redemption Date, (x) from the Change of Control Redemption Date until the 15-month anniversary of such Change of Control Redemption Date, the Minimum Return Rate with respect to such unredeemed share of Series A Preferred Stock shall automatically increase to 7%, (y) from such 15-month anniversary of the Change of Control Redemption Date until the 30th-month anniversary of the Change of Control Redemption Date, the Minimum Return Rate with respect to such unredeemed share of Series A Preferred Stock shall automatically increase to 9% and (z) from and after such 30th-month anniversary of the Change of Control Redemption Date, the Minimum Return Rate with respect to any such unredeemed share of Series A Preferred Stock shall automatically increase to 11%, in each case until such share is duly redeemed.

Section 9. TRANSFERS

(a) The Holders shall not voluntarily or involuntarily (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, assign, mortgage, encumber or otherwise transfer or dispose of, directly or indirectly, any shares of Series A Preferred Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of shares of Series A Preferred Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock of the Corporation, in cash or otherwise (each, a “Transfer”), other than by means of a Permitted Transfer. The foregoing restrictions shall not apply to (i) any sale, disposition or transfer of shares of Common Stock underlying shares of Series A Preferred Stock upon a conversion provided for in this Certificate of Designation or (ii) any transaction involving Investor or its Affiliates (including any Transfer of Investor’s or its Affiliates’ equity, including any change of control of Investor) that is not a direct transfer of shares of the Corporation. Any purported Transfer that violates this Section 10 shall be null and void and shall have no force and effect, and neither the Corporation nor the Transfer Agent shall register any such purported Transfer.

(b) Permitted Transfers of Series A Preferred Stock shall be made only upon the transfer books of the Corporation kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation or Transfer Agent may refuse any requested Transfer until furnished evidence satisfactory to it that such Transfer is proper. The Corporation and the Transfer Agent may treat the Person in whose name any share of Series A Preferred Stock is duly registered on the register of the Transfer Agent as the owner, and neither the Corporation nor the Transfer Agent shall be affected by notice to the contrary.

14.

Section 10. MISCELLANEOUS

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Redemption Notice or Conversion Notice, shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, 50 Beale Street, Suite 600, San Francisco, California 94105, Attn: General Counsel, email address: [omitted], or such other address or email address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section, with a copy to Cooley LLP, 3175 Hanover Street, Palo Alto, California 94304, Attn: Jon Avina, Esq., email address: [omitted]. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each Holder at the address or email address of such Holder appearing on the books of the Corporation, or if no such address or email address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email, (ii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

15.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g) Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall be automatically, and without need for further action by the Board, restored to the status of authorized and unissued shares of Preferred Stock, without designation or classification as to series, until such shares are once more designated or classified as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

*             *             *             *

16.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this [___] day of September, 2023.

MAPLEBEAR INC.

By:
Name:	Fidji Simo
Title:	Chief Executive Officer and President

17.